Exhibit 10-2

TEGNA Inc.

Executive Severance Plan

1. Purpose of Plan. The purpose of this TEGNA Inc. Executive Severance Plan (the “Plan”) is to provide individuals who are designated as Participants in the Plan by the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) severance benefits in the event of certain involuntary terminations of employment.

2. Certain Defined Terms. Certain terms used herein have the definitions given to them in the first place in which they are used, and all other defined terms have the meanings set forth below in this Section 2.

(a)	“Annual Base Salary” means a Participant’s regular rate of annual base salary as in effect immediately preceding such Participant’s Qualifying Termination.

(b)	“Cause” means a termination of a Participant’s employment following the occurrence of any of the following events, each of which shall constitute a “Cause” for such termination:

(i)	any material misappropriation of funds or property of the Company or its affiliate by the Participant;

(ii)	unreasonable and persistent neglect or refusal by the Participant to perform his or her duties which is not remedied within thirty (30) days after receipt of written notice from the Company;

(iii)	conviction, including a plea of guilty or of nolo contendere, of the Participant of a securities law violation or a felony; or

(iv)	material violation of the Company’s employment policies by a Participant.

(c)	“Qualifying Termination” means an involuntary termination of a Participant’s employment by the Company (other than for Cause). Any determination as to whether a termination is a Qualifying Termination shall be made in the reasonable, good faith discretion of the Committee. In no event shall a Participant’s voluntary termination or a termination due to a Participant’s death or disability constitute a Qualifying Termination under this Plan. Additionally, a Qualifying Termination shall not occur if the Participant’s employment is terminated in connection with a restructuring, reorganization, redundancy, merger, acquisition, sale, spinoff, outsourcing, transfer, or other similar condition or transaction, in such circumstances where the Participant is offered employment by the Company, a successor organization or other entity related to the transaction with an Annual Base Salary that is not materially less than that paid to the Participant prior to such change. The Company shall provide written notice of the Qualifying Termination, and the date of a Qualifying Termination shall be the Participant’s separation from service with the Company in accordance with the notice.

(d)	“Severance Multiple” means (i) with respect to a Participant who is the Chief Executive Officer of the Company, two (2); (ii) with respect to a Participant who is a member of the Company Leadership Team and also reports directly to the Company’s Chief Executive Officer, one and one half (1.5); and (iii) for other Participants, one (1).

3. Eligible Employees. This Plan shall apply solely with respect to the Company’s executives who are designated by the Board or the Committee as participants (the “Participants”). Designation as a Participant shall be effective as of the date of such Board or Committee action. The Committee and the Board reserve the right to add new Participants or terminate the participation of a Participant at any time and in its sole discretion; provided that a Participant will not be removed from participation in the Plan without at least six (6) months advance notice.

4. Term of the Plan. This Plan shall be effective commencing on                          , 2015, and shall continue until the Committee terminates the Plan; provided, that the termination of the Plan shall not affect any unsatisfied obligations under this Plan that have arisen prior to the termination with respect to Participants who have received notice of a Qualifying Termination prior to the termination.

5. Administration of the Plan. This Plan shall be administered by the Committee or its delegee. All actions taken and all determinations by the Committee shall be final and binding on all persons claiming any interest in or under this Plan.

6. Amendment or Termination of Plan. Following the Effective Date, the Committee and the Board reserve the right to amend or terminate the Plan at any time; provided that the amendment or termination of this Plan shall not affect any obligations under this Plan that have arisen prior to the date of such amendment or termination and no reduction in the benefits under this Plan through a plan amendment or plan termination shall become effective unless the Company provides at least six (6) months advance written notice to the affected Participants.

7. Benefits under this Plan. Upon a Qualifying Termination, a Participant shall, subject to the terms and conditions of this Plan including Section 8, be entitled to receive a severance payment (the “Severance Amount”) equal to (a) the Participant’s Severance Multiple, multiplied by (b) sum of the Participant’s Annual Base Salary, plus the average annual bonus the Participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the Qualifying Termination occurs. In addition, a Participant shall be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation, accrued but unreimbursed expenses required to be reimbursed through the date of termination, and a prorated portion of the Participant’s annual bonus for the fiscal year in which the Participant is terminated based on actual performance and paid at the time that annual bonuses are paid to similarly

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situated executives (the “Accrued Obligations”). Notwithstanding the foregoing, in the event that a Participant experiences a Qualifying Termination under circumstances that entitle the Participant to compensation and benefits under the TEGNA Inc. Transitional Compensation Plan or the TEGNA Inc. 2015 Change in Control Severance Plan (collectively, the “Transitional Plans”), the Participant shall receive compensation and benefits under the Transitional Plans and not under this Plan. In the event that a Participant is eligible to receive a benefit under this Plan and the TEGNA Leadership Team Transition Severance Plan, the Participant’s Severance Amount under this Plan shall be reduced by the Participant’s severance amount under the TEGNA Leadership Team Transition Severance Plan (but not below zero).

8. Release Requirement. A Participant shall not be entitled to the Severance Amount unless the Participant has signed and not revoked, within thirty (30) days after the date of such Participant’s Qualifying Termination, a release and covenant agreement substantially in the form attached hereto as Exhibit A (the “Release and Restrictive Covenant Agreement”). The Participant shall forfeit all rights under this Plan if such Agreement is not executed and irrevocable by that date.

9. Timing and Form of Payment of Severance Amount. Subject to the Release and Restrictive Covenant Agreement becoming effective and irrevocable no later than the thirtieth (30th) day after the date on which a Participant’s Qualifying Termination occurs, the Severance Amount shall be payable in a lump sum on the thirtieth (30th) day after the date of the Participant’s Qualifying Termination.

10. No Mitigation/Offset. A Participant shall not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall any payments hereunder be subject to offset in respect of any claims that the Company may have against a Participant, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned as a result of such Participant’s employment with another employer.

11. Legal Expenses. If, with respect to any alleged failure by the Company to comply with the terms of this Plan, a Participant institutes or responds to legal action to assert or defend the validity of, enforce his or her rights under, or recover damages for breach of the terms of this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement, and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement in any material respect, then the Company shall indemnify the Participant for his or her reasonable attorneys’ fees and costs in connection with such legal action and such indemnification payment shall be made within 60 days after such judgment.

12. Severability; Waiver. If any provision of this Plan or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Plan which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Plan are to be severable. No waiver by either party of any breach by the other party of any provision or conditions of this Plan shall be deemed to be a waiver of any other provision or condition at the same or any prior or subsequent time.

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13. Employment Status. This Plan does not constitute a contract of employment or impose on a Participant or the Company or its subsidiaries any obligation to retain the Participant as an employee or change the status of such Participant’s employment to anything other than “at will”. The Company reserves the right to terminate a Participant for any or no reason at its convenience.

14. Tax Withholdings. The Company may withhold from any payments due to a Participant hereunder, such amounts as the Company may determine are required to be withheld under applicable federal, state and local tax laws.

15. Section 409A.

(a)	General. It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan. Despite any contrary provision of this Plan, any references to termination of employment or date of termination shall mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

(b)

Delay of Payment. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to a Participant under this Plan during the six (6)-month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of a Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following such Participant’s separation from service (the “Delayed Payment Date”). If such

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Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

16. Successors. This Plan shall be binding upon the successors and assigns of the Company.

17. Governing Law. This Plan shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

Dated: December 8, 2015		TEGNA INC.

	By:	/s/ Kevin E. Lord
	Name:	Kevin E. Lord
	Title:	Senior Vice President and Chief Human Resources Officer

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Exhibit A

Release of Claims and Restrictive Covenant Agreement

This Release of Claims and Restrictive Covenant Agreement (this “Agreement”) is entered into by you [            ] and TEGNA Inc. (the “Company”) in connection with your separation from employment with the Company and in accordance with the TEGNA Inc. Executive Severance Plan (the “Plan”). Capitalized terms used and not defined herein shall have the meanings provided in the Plan. You and the Company agree to the following:

(1) Date of Termination. Your final day as an employee of the Company is                     , 20     (the “Date of Termination”).

(2) Severance Amount. Provided that you execute this Agreement, do not later revoke your acceptance, and that this Agreement becomes effective and non-revocable on or before                     , 20    , you will receive a lump sum cash payment in the amount of $            , less legally-required withholdings, payable on                         .

(3) Release Deadline. You will receive the benefit described in paragraph 2 above only if you sign this Agreement on or before                 , 20    . In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, you agree to the terms of this Agreement.

(4) Release of Claims. You agree that this is a full and complete Release of Claims. Accordingly, you and the Company agree as follows:

(a)	The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective directors, officers, and employees (collectively, the “Company Parties”). This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company. In addition, the Company Parties agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to the Company Parties or not.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under the TEGNA Retirement Plan, the TEGNA 401(k) Savings Plan, the TEGNA Supplemental Retirement Plan, the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), and the TEGNA Inc. Deferred Compensation Plan (but you will forfeit your right to receive any further severance or annual bonus award); any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; any rights you have under applicable workers compensation laws; any benefits or monies paid in the normal course to employees separating from employment such as payment of accrued but unused vacation and reimbursement of valid and appropriate business expenses; or any other claims that cannot lawfully be released; and (ii) none of the Company Parties will forfeit or release any right to recoup compensation under the claw back provisions of any plan or policy of the Company or applicable law; any rights under the Plan which are intended to survive a termination of employment (including, but not limited to, your restrictive covenant and confidentiality obligations); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement. The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”

(b)	Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.

(c)	By referring to specific laws we do not intend to limit the Release of Claims to just those laws. All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(d)	Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

(e)	We specifically confirm that, as far as you or the Company know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company. If, at any time in the future, such a claim is made by you or the Company, or someone acting on behalf of you or the Company, or by some other person or a governmental agency, you and the Company agree that each will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of the Company, or claims which you or the Company have or have not authorized.

(f)	This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges with the United States Equal Employment Opportunity Commission (“EEOC”) or a state fair employment practices (“FEP”) agency, nor from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or a state FEP agency. However, this Agreement, and the Release of Claims, does mean that you may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.

(5) Restrictive Covenants.

(a)	You agree that in consideration for the payment under paragraph 2 above, for a period of twelve (12) months after the Date of Termination (the “Restricted Period”), you will not, without the written consent of the Company, obtain or seek a position with a Competitor (as defined below) in which you will use or are likely to use any confidential information or trade secrets of the Company including, but not limited to, a position in which you would have duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those duties actually performed by you for the Company.

(b)

You understand and agree that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of another person, solicit or induce any employee of the Company to terminate his or her employment relationship with the Company or any affiliate of the Company or to enter into employment with another person or entity. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c)	For purposes of this paragraph 5, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by the Company as of the date of this Agreement, including, but not limited to broadcast, digital, internet, and other entertainment, news and information services, and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services. The parties acknowledge that the Company may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and you agree to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this paragraph 5.

(d)	You agree that due to your position of trust and confidence the restrictions contained in this paragraph 5 are reasonable, and the benefits conferred on you in this Agreement are adequate consideration, and since the nature of the Company’s business is national in scope, the geographic restriction herein is reasonable.

(e)	You agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that are critical or disparaging of the Company, or any of their operations, or any of their officers, employees or directors. Likewise, the Company agrees that it will not make, and will use reasonable efforts to ensure that directors and officers of the Company do not make, any statements, oral or written, or cause to be published in the Company’s name, any statements, interviews, articles, editorials or commentary (oral or written) that are critical or disparaging of you. It is understood that merely because a personal statement is made by a Company employee does not mean that it is made “in the Company’s name”.

(f)

During the course of your employment and as part of the performance of your various duties you came into the possession of information which the Company considers to be Confidential and Proprietary Information and which is not generally disclosed or made known to the trade or public. This includes, but is not limited to, information bearing on strategic planning, finances, shareholder matters, budgets, audience, research, marketing, personnel, management of the company and its affiliated companies, and relationships with advertisers, vendors and suppliers. You agree that unless duly authorized in writing by the Company, you will not at any time divulge or use in connection with any business activity any trade secrets or confidential and proprietary information first acquired by you during and by virtue of your employment with the Company. You agree that you will not retain any copies of such materials, whether in hard copy or electronic copy, and will not use or disclose to anyone any such Confidential or Proprietary Information, in any form.

(g)	You acknowledge that a breach of this paragraph 5 would cause irreparable injury and damage to the Company which could not be reasonably or adequately compensated by money damages, and the Company acknowledges that a breach of paragraph 5(e) would cause irreparable injury and damage to you, which could not be reasonably or adequately compensated by money damages. Accordingly, each of you and the Company acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and the non-breaching party shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this paragraph 5 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(h)	In the event of your breach of this paragraph 5, in addition to the injunctive relief described above, the Company’s remedy shall include the forfeiture or return to the Company of any payment made or due to you or on your behalf under paragraph 2 above.

(i)	In the event that any provision of this paragraph 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this paragraph 5 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(6) Cooperation. You agree to fully cooperate and assist the Company in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against the Company or any of its operations, or any officers, employees or directors the Company or any of its operations, as to matters of which you have personal knowledge necessary, in the Company’s judgment, for the defense of the action. You agree to provide such assistance reasonably consistent with the requirements of your other obligations and the Company agrees to pay your reasonable out-of-pocket expenses incurred in connection with this assistance and such expenses will be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv)(A). The Company agrees to fully cooperate and assist you in the defense of any third-party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with the Company or any of its operations, officers, employees or directors, except with respect to any such matters arising out of clause (ii) of the Excluded Matters.

(7) Entire Agreement. You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof. Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.

(8) No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.

(9) Governing Law and Venue. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.

(10) Time to Consider; Effectiveness. Please review this Agreement carefully. We advise you to talk with an attorney before signing this Agreement. So that you may have enough opportunity to think about this offer, you may keep this Agreement for twenty-one (21) days from the date of termination of your employment. You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment. For that reason you acknowledge and agree that the twenty-one (21)-day consideration period identified in this paragraph commenced to run, without any further action by the Company immediately upon your being advised of the termination of your employment. Consequently, if you desire to execute this Agreement, you must do so no later than                         , 20    . Should you accept all the terms by signing this Agreement on or before                         , 20    , you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying                      in writing of your revocation. We will provide a courtesy copy to your attorney, if you retain one to represent you. If you choose to retain counsel to review and advise you concerning this Agreement that shall be considered a personal expense on your part and not be reimbursed or indemnified. If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below. The Agreement will become effective, and its terms will be carried out beginning on the day following the seven (7)-day revocation period.

(11) Knowing and Voluntary. By signing this Agreement you agree that you have carefully read this Agreement and understand its terms. You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date:
EMPLOYEE

Date:
TEGNA INC.
By:
Title:

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